Exhibit 99.1

Trex Company Announces Third-Quarter 2011 Sales of $67.9 Million

  Repurchases $5.6 Million of Convertible Notes and Ends Q3 with $50.2 Million in Cash
  Expands Product Line-up with Trex Enhance™ and Trex Pergola™
  Extends Maturity of Revolving Credit Facility

WINCHESTER, Va.--(BUSINESS WIRE)--October 31, 2011--Trex Company, Inc. (NYSE: TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the third quarter ended September 30, 2011.

Net sales for the third quarter of 2011 totaled $67.9 million compared to net sales of $60.6 million for the 2010 third quarter. The Company reported a net loss of $0.5 million, or $0.03 per diluted share, for the 2011 period compared to a net loss of $8.8 million, or $0.58 per diluted share, for the 2010 period. The Company recognized an accelerated non-cash charge of $0.5 million during the 2011 period related to its repurchase of $5.6 million of its senior subordinated convertible notes due in July 2012. Before giving effect to this charge, the Company had net income of $28,000. During the 2010 period, the Company recognized $3.9 million of unusual charges. Before giving effect to those charges, the Company had a net loss of $5.0 million, or $0.33 per diluted share for the 2010 period.

For the nine months ended September 30, 2011, the Company reported net sales of $215.3 million compared to net sales of $242.4 million for the prior-year period. The Company reported net income of $6.7 million, or $0.41 per diluted share, for the first nine months of 2011 compared to a net loss of $9.6 million, or $0.63 per diluted share for 2010. The 2011 results reflect the favorable resolution of uncertain tax positions in the first quarter of 2011 that positively impacted income taxes by $2.6 million as well as the $0.5 million accelerated non-cash charge related to its convertible notes repurchase. Before giving effect to these items, net income for 2011 was $4.6 million, or $0.28 per diluted share. During 2010, the Company recognized a total of $17.2 million of unusual charges. Before giving effect to those charges, net income for the 2010 period totaled $7.6 million, or $0.49 per diluted share.

Chairman, President and CEO Ronald W. Kaplan commented, “During the third quarter, we executed well in a challenging environment, increasing year-over-year net sales by 12% even as consumer confidence deteriorated and the economic recovery lost steam. The new products we introduced over the past year have begun contributing to our sales growth. Market acceptance of Trex Deck Lighting™ has been strong and our new deck substructure product, Trex Elevations™, is starting to generate considerable interest.

“Year to date, our gross margin rose to 29.6%, reflecting our continued focus on driving down basic manufacturing costs combined with eliminating the impact of start-up costs related to the 2010 introduction of Trex Transcend®. During the quarter, our strong cash position enabled us to opportunistically purchase $5.6 million of the senior subordinated convertible notes the Company issued in 2007. As of September 30, 2011, our cash balance reached $50.2 million. We recently reached an agreement to extend the maturity on $55 million of our revolving credit facility to December 31, 2012 and are exploring other sources of financing that will provide additional borrowing capacity and greater flexibility to prosecute our growth strategies.

“Earlier this month we announced a new decking option, Trex Enhance®, to our product line-up, giving consumers another notable choice for meeting their outdoor living needs. Enhance is a capped, high-performance decking product that utilizes the Transcend technology. Offering a 20-year fade and stain warranty, scratch resistance and two rich colors, Enhance fits in the middle of our ‘good, better, best’ product platform strategy. In addition, we entered into a trademark licensing agreement with Backyard America to develop and market Trex Pergola™ kits.

“We believe our product offerings and sales strategies represent a solid platform for growth and we look forward to a robust winter and spring sales program. We expect sales patterns to differ from last year primarily due to a change in our pricing strategy and early buy program. Early in the 2010 fourth quarter we announced a price increase on Transcend for 2011, which significantly increased sales in that quarter. We expect net sales of approximately $50-55 million for the fourth quarter of 2011. However, based on the feedback we received at our recent annual distributor meeting, we anticipate sales in the first quarter of 2012 to exceed the first quarter of 2011 by at least 25%. Moreover, we expect sales for the full year 2012 to grow significantly.”

Third-Quarter 2011 Conference Call and Webcast Information

Trex will hold a conference call to discuss its third-quarter 2011 results on Monday, October 31, 2011 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 and reference conference ID #15908011. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

For those who cannot listen to the live broadcast, the webcast will be available on Trex’s website for 30 days. A telephone replay of the call will also be available for seven days, beginning at approximately 1:00 p.m. ET on Monday, October 31, 2011. To listen to the telephone replay, dial 404-537-3406 and enter conference ID #15908011.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Pro-Forma Net Income and Related Earnings Per Share (EPS)

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, the Company uses the following non-GAAP financial measures: net income on a pro-forma basis and related EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP.

The Company defines net income on a pro-forma basis as net income before certain charges. In the third quarter of 2011, the Company recognized an accelerated non-cash charge of $0.5 million related to its repurchase of $5.6 million of its senior subordinated convertible notes due in July 2012. The Company defines related EPS as net income on a pro-forma basis divided by the weighted average outstanding shares, on a fully diluted basis. The Company uses these pro-forma financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company also believes that investors and analysts benefit from referring to these pro-forma financial measures in assessing the performance and expectations of the Company’s future performance.

For more information on the reconciliation of GAAP and pro-forma financial terms, please see the two tables titled “Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures Three Months Ended September 30, 2011” and “Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures Nine Months Ended September 30, 2011” at the end of this release.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 5,500 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$67,916	$60,579	$215,328	$242,418

Cost of sales	50,644	51,400	151,484	188,155

Gross profit	17,272	9,179	63,844	54,263

Selling, general and administrative expenses	12,991	14,024	47,012	52,305

Income (loss) from operations	4,281	(4,845)	16,832	1,958

Interest expense, net	4,795	3,907	12,769	11,577

Income (loss) before income taxes	(514)	(8,752)	4,063	(9,619)

Provision (benefit) for income taxes	(18)	69	(2,604)	(65)

Net income (loss)	$(496)	$(8,821)	$6,667	$(9,554)

Basic income (loss) per common share	$(0.03)	$(0.58)	$0.43	$(0.63)

Basic weighted average common shares outstanding	15,427,437	15,206,561	15,373,132	15,179,618

Diluted income (loss) per common share	$(0.03)	$(0.58)	$0.41	$(0.63)

Diluted weighted average common shares outstanding	15,427,437	15,206,561	16,461,674	15,179,618

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	30-Sep-11	31-Dec-10

ASSETS
Current assets:

Cash and cash equivalents	$50,216	$27,270
Accounts receivable, net	14,332	53,332
Inventories	32,993	29,021
Prepaid expenses and other assets	1,870	1,539
Income taxes receivable	327	70
Deferred income taxes	949	1,004
Total current assets	100,687	112,236
Property, plant and equipment, net	119,169	126,857
Goodwill	10,560	6,837
Other assets	953	1,885
Total assets	$231,369	$247,815
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$9,954	$15,107
Accrued expenses	12,699	23,479
Accrued warranty	4,627	7,003
Current portion of long-term debt	84,265	590
Total current liabilities	111,545	46,179
Deferred income taxes	3,791	3,614
Accrued taxes	85	3,126
Non-current accrued warranty	3,896	7,469
Debt-related derivatives	-	312
Long-term debt	-	84,193
Other long-term liabilities	1,803	-
Total liabilities	121,120	144,893
Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 40,000,000 shares authorized; 15,594,652 and 15,458,002 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	156	155
Additional paid-in capital	99,380	98,905
Accumulated other comprehensive loss	-	(184)
Retained earnings	10,713	4,046
Total stockholders’ equity	110,249	102,922
Total liabilities and stockholders’ equity	$231,369	$247,815

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010

OPERATING ACTIVITIES
Net income (loss)	$6,667	$(9,554)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,918	22,017
Other non-cash charges	3,078	4,243
Changes in operating assets and liabilities	9,500	14,408

Net cash provided by operating activities	$41,163	$31,114

INVESTING ACTIVITIES	$(8,070)	$(6,105)

FINANCING ACTIVITIES	$(10,147)	$(1,373)

Net increase in cash and cash equivalents	$22,946	$23,636
Cash and cash equivalents at beginning of period	$27,270	$19,514

Cash and cash equivalents at end of period	$50,216	$43,150

Trex Company, Inc.
Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures
Three Months Ended September 30,
(amounts in 000's except for EPS)

	2010 Reconciliation			2011 Reconciliation

	GAAP	Pro-Forma	Pro-Forma	GAAP	Pro-Forma	Pro-Forma
	2010	Adjustments(1)	2010	2011	Adjustments(2)	2011

Net sales	$60,579	$0	$60,579	$67,916	$0	$67,916

Cost of sales	$51,400	($3,855)	$47,545	$50,644	$0	$50,644

Gross Profit	$9,179	$3,855	$13,034	$17,272	$0	$17,272
% of Net sales	15.2%	6.4%	21.5%	25.4%	0.0%	25.4%

SG&A Expenses	$14,024	$0	$14,024	$12,991	$0	$12,991
% of Net sales	23.1%	0.0%	23.1%	19.1%	0.0%	19.1%

Interest expense, net	$3,907	$0	$3,907	$4,795	($565)	$4,230

Income (loss) before income taxes	($8,752)	$3,855	($4,897)	($514)	$565	$51

Income taxes	$69	$0	$69	($18)	$42	$24

Net income (loss)	($8,821)	$3,855	($4,966)	($496)	$523	$28
% of Net sales	-14.6%	6.4%	-8.2%	-0.7%	0.8%	0.0%

Diluted earnings (loss) per common share	($0.58)	$0.25	($0.33)	($0.03)	$0.03	$0.00

(1) 2010 Pro-Forma Adjustments include a $0.8MM increase to a previously established warranty reserve (Cost of sales) and $3.1MM of charges related to supply contracts (Cost of sales).

(2) 2011 Pro-Forma Adjustments include a $0.6MM charge to interest expense and a related $42 thousand income tax credit due to the non-cash acceleration of interest charges related to the $5.6MM repurchase of convertible notes.

Trex Company, Inc.
Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures
Nine Months Ended September 30,
(amounts in 000's except for EPS)

	2010 Reconciliation			2011 Reconciliation

	GAAP	Pro-Forma	Pro-Forma	GAAP	Pro-Forma	Pro-Forma
	2010	Adjustments(1)	2010	2011	Adjustments(2)	2011

Net sales	$242,418	$0	$242,418	$215,328	$0	$215,328

Cost of sales	$188,155	($14,793)	$173,362	$151,484	$0	$151,484

Gross Profit	$54,263	$14,793	$69,056	$63,844	$0	$63,844
% of Net sales	22.4%	6.1%	28.5%	29.6%	0.0%	29.6%

SG&A Expenses	$52,305	($2,405)	$49,900	$47,012	$0	$47,012
% of Net sales	21.6%	-1.0%	20.6%	21.8%	0.0%	21.8%

Interest expense, net	$11,577	$0	$11,577	$12,769	($565)	$12,204

Income (loss) before income taxes	($9,619)	$17,198	$7,579	$4,063	$565	$4,628

Income taxes	($65)	$0	($65)	($2,604)	$2,616	$12

Net income (loss)	($9,554)	$17,198	$7,644	$6,667	($2,051)	$4,616
% of Net sales	-3.9%	7.1%	3.2%	3.1%	-1.0%	2.1%

Diluted earnings (loss) per common share	($0.63)	$1.12	$0.49	$0.41	($0.12)	$0.28

(1) 2010 Pro-Forma Adjustments include a $9.8MM increase to a previously established warranty reserve (Cost of sales), $5.0MM of charges related to supply contracts (Cost of sales) and a $2.4MM charge related to our joint venture in Spain (SG&A Expenses).

(2) 2011 Pro-Forma Adjustments include a $0.6MM charge to interest expense and related $42 thousand income tax credit due to the non-cash acceleration of interest charges related to the $5.6MM repurchase of convertible notes and a $2.6MM income tax benefit related to the favorable resolution of uncertain tax positions.

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
Lippert/Heilshorn & Associates
Harriet Fried, 212-838-3777